Exhibit 15.1

August 9, 2010

West Marine, Inc.

500 Westridge Drive

Watsonville, CA 95076

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of West Marine, Inc. and subsidiaries as of July 3, 2010 and for the 13-week and 26-week periods then ended, as indicated in our report dated August 9, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 3, 2010, is incorporated by reference in Registration Statements No. 333-02903, No. 333-04712, No. 333-87124, No. 333-102109, No. 333-125291, No. 333-134031, No. 333-143285, No. 333-151290, and No. 333-159501 of West Marine, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Francisco, California